Exhibit 3.3

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150250851-19	Amendment	1 Pages/1 Copies

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

1. Name of corporation:

SAVICORP

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE VI, CAPITAL STOCK, SECTION 1, AUTHORIZED SHARES: IS CHANGED FROM SIX 1(6) BILLION COMMON SHARES TO EIGHT (8) BILLION COMMON SHARES. THE PAR VALUE IS $0.001 PER SHARE.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 57.4%

4. Effective date and time of filing: (optional)

Date: ___________________      Time: __________________

(must not be later than 90 days after the certificate is filed)